Exhibit 10.6

Attachment 4
Beazer Homes USA, Inc.
Customer Survey Incentive Plan

1.	Summary
The Beazer Homes USA, Inc. Customer Survey Incentive Plan (CSIP) provides an override to our current Value Created Incentive Plan (VCIP). Under the CSIP, annual incentive payments made to participants in the VCIP will be increased by up to 10% should certain targets be met for customer satisfaction. In addition, should certain minimum standards for customer satisfaction not be met, the Stock Option and Incentive Committee of our Board of Directors will consider a discretionary reduction to the participant’s incentive payment (if any) under the VCIP of up to 10%.

2.	Background
We have been striving to improve customer satisfaction levels as this is a key determinant in future sales and profitability. We have been using an independent third party company, NRS Consumer Research, since January 1998. NRS conducts surveys for approximately 200 homebuilding companies/divisions including divisions of Centex, Ryland, Pulte, D.R. Horton, and Lennar. The data allows direct measurement against competitors and between Beazer divisions.

The surveys cover all aspects of the buying, construction and closing process but we will monitor three key measures as indicators of customer satisfaction. Below are the January-March 2000 Company averages for the surveys, compared to the National Average, for the three key measures:

	Jan-Mar 2000	National Average
Total Homebuyer Satisfaction	80	78
Overall Service Satisfaction	79	76
Recommend to a Friend	85.5%	N/A
(Definitely and Most Likely)

3.	Customer Satisfaction Incentive Plan (CSIP)
Under the Customer Satisfaction Incentive Plan (CSIP), a participant in the VCIP can receive an annual incentive payment of 10% of his annual VCIP payment, based upon reaching or exceeding the targets for the three key measures presented below. We have also established minimum standards for the three key measures. Should the participant not meet the minimum standards indicated below for these measures, the Stock Option and Incentive Committee of our Board of Directors will, in its sole discretion, consider a reduction of the participant’s annual incentive payment under the VCIP of up to 10%. The results will be based on the average of four trailing quarters (9/30 of the prior fiscal year, and 12/31, 3/31, 6/30 of the current fiscal year)

Minimum Standards and Targets
	Minimum Standard	Revised Target
Total Homebuyer Satisfaction	80	85
Overall Service Satisfaction	80	85
Recommend to a Friend	85%	90%
(Definitely and Most Likely)

Attachment 4

	Measurement-Incentive Overrides
	Discretionary
	Negative Override		No Effect		Positive Override
	Score	Override	Score	Override	Score	Override

Total Homebuyer Satisfaction	<80	-2.5%	80-84	0	85	+2.5%
Overall Service Satisfaction	<80	-2.5%	80-84	0	85	+2.5%
Recommend to a Friend	<85%	-5.0%	85-89.9%	0	90%	+5.0%
Total		-10%		0		+10.0%

4.	Calculation
For each of the three categories, an annual average is calculated using the four trailing quarterly scores. Such average is used to determine the override or adjustment from each factor. The adjustments from the three factors are summed to calculate the total override (ranging from -10% to +10%) to be applied to the respective manager’s incentive payment for the year. This adjustment is a cash adjustment to the total cash payment (including amounts from current year Value Created, Incremental Value Created and portion of bank paid out) calculated using the normal value created principles. It does not affect the bank itself or any subsequent year’s calculations under the VCIP.

The override is not limited by the maximum cash payment restriction under the VCIP (i.e. if managers reach their maximum cash payment of, say 2x salary, this override would allow for an additional cash payment of up to 10%).

The overrides apply to the Divisional/Regional Presidents' and CFOs' and to Corporate’s plan administered through the corporate office and we encourage each operating division to adopt the override for their individual plans for other employees.

The plan is self-funding as all Value Created calculations include the full cost of incentive payments.

5.	Timing
The CSIP applies to the fiscal year 2003 incentive plan based on NRS scores for 9/30/02, 12/31/02, 3/31/03, and 6/30/03, and similarly, 9/30 of the prior fiscal year, and 12/31, 3/31, 6/30 of the current fiscal year for all years thereafter.